Exhibit 8.1

THE WARNER 1299 PENNSYLVANIA AVE., NW WASHINGTON, D.C. 20004-2400 TEL +1 202.639.7700 FAX +1 202.639.7890 www.bakerbotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

July 22, 2016

Liberty Interactive Corporation

12300 Liberty Boulevard

Englewood, CO 80112

Ladies and Gentlemen:

We have acted as counsel to Liberty Interactive Corporation, a Delaware corporation (“Liberty”), in connection with (1) certain internal restructuring transactions relating to Commerce Technologies, Inc., a New York corporation doing business as CommerceHub (“Old CommerceHub”), and (2) the distribution by Liberty (i) to the holders of Series A Liberty Ventures common stock, par value $.01 per share (the “Series A Liberty Ventures Common Stock”), of 0.1 of a share of the Series A common stock, par value $.01 per share (the “Series A Controlled Common Stock”), of CommerceHub, Inc., a Delaware corporation (“Controlled”), and 0.2 of a share of Controlled’s Series C common stock, par value $.01 per share (the “Series C Controlled Common Stock”), with respect to each whole share of Series A Liberty Ventures Common Stock and (ii) to the holders of Series B Liberty Ventures common stock, par value $.01 per share (the “Series B Liberty Ventures Common Stock” and together with the Series A Liberty Ventures Common Stock, the “Liberty Ventures Common Stock”), of 0.1 of a share of Controlled’s Series B common stock, par value $.01 per share (the “Series B Controlled Common Stock,” and together with the Series A Controlled Common Stock and the Series C Controlled Common Stock, the “Controlled Common Stock”), and 0.2 of a share of Series C Controlled Common Stock with respect to each whole share of Series B Liberty Ventures Common Stock (such distribution described in (i) and (ii), the “Spin-off”).

You have requested our opinion (the “Tax Opinion”) regarding the material United States federal income tax consequences of the Spin-off.  Pursuant to your request, you and we have agreed that this Tax Opinion addresses, considers and provides conclusions with respect to only the United States federal income tax matters discussed herein.  Additional issues that are not discussed in this Tax Opinion could affect the United States federal income tax treatment of the Spin-off or the matter that is the subject of this Tax Opinion.  This Tax Opinion was not written, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on it with respect to any United States federal income tax issue not expressly discussed in this Tax Opinion.

The terms of the Spin-off are described in the prospectus (the “Prospectus”) which forms a part of the Registration Statement on Form S-1 (File No. 333-210508), as amended (the “Registration Statement”), of Controlled that was filed with the Securities and Exchange

Commission (the “SEC”) on July 15, 2016.  We have participated in the preparation of the discussion set forth in the Prospectus under the heading “Material U.S. Federal Income Tax Consequences of the Spin-Off” (the “Discussion”), which is premised upon the provision by us of this Tax Opinion and the accuracy of the facts, information, statements, representations, covenants, and assumptions upon which this Tax Opinion is based.  References herein to the “Code” shall refer to the Internal Revenue Code of 1986, as amended (the “Code”).

In providing this Tax Opinion, we have examined and relied upon the accuracy and completeness of all of the facts, information, statements, representations, and covenants contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the letter from Liberty’s investment advisor to the Liberty board of directors, dated July 5, 2016; (ii) the Registration Statement, including the Prospectus and all exhibits attached thereto; (iii) all submissions to the SEC related to clause (ii); (iv) all agreements listed on Schedule A attached hereto (the “Agreements”); (v) Liberty’s restated certificate of incorporation; (vi) Controlled’s amended certificate of incorporation; (vii) Old CommerceHub’s certificate of incorporation; (viii) the representation letters, dated the date hereof, delivered by each of Liberty, Controlled, and Mr. John C. Malone to us; and (ix) such other documents and records, and information provided to us by Liberty, as we have deemed necessary or appropriate as a basis for our Tax Opinion set forth below.  References to each of the documents above include references to any exhibits, attachments, appendices, and schedules thereto.

This Tax Opinion assumes and is conditioned on, among other things, the initial and continuing accuracy and completeness, which we have neither investigated nor verified, of the facts, information, statements, representations, and covenants set forth in each of the documents referred to above.  This Tax Opinion further assumes that all of the facts, information, statements, representations, and covenants set forth in the representation letters referred to above are true, correct, and complete without regard to any qualification as to knowledge, belief or otherwise.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, electronic, or facsimile copies and the authenticity of the originals of such documents.  We also have assumed that the Spin-off and the transactions related thereto will be consummated in the manner described in the Registration Statement and the Agreements, and that none of the terms and conditions in the Agreements will have been waived or modified in any respect.  Any inaccuracy in any of the aforementioned facts, information, statements, representations, or assumptions, or any breach of any of the aforementioned covenants (including on account of events occurring subsequent to the effective time of the Spin-off) could adversely affect one or more of the conclusions as stated herein.

Subject to the foregoing and subject to the conditions, limitations, and qualifications described herein and in the Discussion, it is our opinion that, under presently applicable U.S. federal income tax law:

(i)                                     the Spin-off will qualify as a tax-free transaction under Section 355 of the Code (except with respect to the receipt of cash in lieu of fractional shares);

(ii)                                  no gain or loss will be recognized by Liberty upon the distribution of Controlled Common Stock in the Spin-off; and

(iii)                               no gain or loss will be recognized by, and no amount will be included in the income of, holders of Liberty Ventures Common Stock upon the receipt of shares of Controlled Common Stock in the Spin-off (except with respect to the receipt of cash in lieu of fractional shares).

This Tax Opinion is based on the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as in effect as of the date hereof.  There can be no assurance that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein.  We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so.  This Tax Opinion is not binding upon the Internal Revenue Service (the “IRS”) or any court, and the conclusions expressed in this Tax Opinion could be challenged by the IRS and a court could sustain such challenge.  We express no other opinion regarding the U.S. federal tax consequences of the Spin-off, and we express no opinion regarding the state, local, foreign, or other tax consequences, of the Spin-off.

This Tax Opinion is delivered to you solely in connection with the Spin-off and for purposes of the Registration Statement.  We consent to the filing of this Tax Opinion with the SEC as an exhibit to the Registration Statement and to the references to our firm name in the Prospectus.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the SEC thereunder.

Sincerely,
/s/ Baker Botts L.L.P.

Schedule A

1.                                      Reorganization Agreement, dated as of July 15, 2016, by and between Liberty Interactive Corporation and CommerceHub, Inc., and the exhibits attached thereto.

2.                                      Tax Sharing Agreement, dated as of July 22, 2016, by and between Liberty Interactive Corporation and CommerceHub, Inc.

3.                                      Services Agreement, dated as of July 22, 2016, by and between Liberty Media Corporation and CommerceHub, Inc.